UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2013

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Applied Optoelectronics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36083	76-0533927
(State or incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

(address of principal executive offices and zip code)

(281) 295-1800

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director and Appointment of Director

On December 30, 2013, Juen-Sheng (Andrew) Kang resigned from his positions as a member and Chairman of the board of directors of Applied Optoelectronics, Inc. (the “Company”). Mr. Kang informed the Company that his resignation was for personal reasons. The Company thanks Mr. Kang for his many years of Board service.

The Company appointed Chih-Hsiang (Thompson) Lin, a director and the President and Chief Executive Officer of the Company, as Chairman of the Board effective immediately upon Mr. Kang’s resignation. Dr. Lin founded the Company in 1997 and has been the President and Chief Executive Officer since the Company’s inception.

Upon Mr. Kang’s resignation, the Board appointed Che-Wei Lin to serve as a member of the Company’s board of directors. He was appointed as a Class I director so his initial term will expire at the annual meeting held in 2014. Mr. Lin previously served as a director on the Company’s Board from December 2006 to October 2009. Since November 2007, Mr. Lin has served as the President of ASMedia Technology Inc. Since November 2009, Mr. Lin has also served as the Corporate Vice President of the Motherboard Business Unit of the Open Platform Business Group of ASUSTek Computer Inc. Mr. Lin was employed at VIA Technologies, Inc. from 1994 to 2007 in various positions, including President of the Desktop Platform Business Unit, Vice President of the System Platform Division and Vice President of OEM and Chipset Product Marketing. Mr. Lin received a BS in Electrical Engineering from Fu Jen University in China and a MS in Electrical Engineering from the University of Missouri.

Item 9.01	Financial Statements and Exhibits.

(d)        Exhibits.

99.1 Resignation Letter of Juen-Sheng (Andrew) Kang, effective on December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2014	APPLIED OPTOELECTRONICS, INC.

	By:	/s/ David C. Kuo
	Name	David C. Kuo,
	Title:	General Counsel and Secretary